NEWS RELEASE Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000

FOR IMMEDIATE RELEASE	Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

UNITED FUEL & ENERGY TO ACQUIRE THE ASSETS OF
REAMAX OIL COMPANY IN CENTRAL ARIZONA

Midland, Texas - March 1, 2007 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the rural markets of the southwestern and south central U.S., today announced that is has entered into a definitive purchase agreement to acquire substantially all of the assets of Reamax Oil Company, Inc. based in Camp Verde, Arizona. The assets include one bulk plant and five card-lock sites. The acquisition is expected to be funded with a combination of cash, United Fuel & Energy common stock and seller financing. Closing of the transaction is expected to occur in April 2007, subject to, among other things, the satisfactory completion of due diligence. Based on Reamax’s unaudited financial statements, Reamax’s revenues for the twelve-month period ended December 31, 2006 were approximately $39.8 million.

Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer stated, “This acquisition provides us a first-rate entrance into Arizona as we continue to expand our footprint into new geographic areas. Central Arizona has proven to be a highly profitable market for Reamax Oil, which has been serving the region for the last 17 years under the leadership of Wayne Monasmith, who has 26 years of experience in this industry. He has done an excellent job of cultivating a diverse and loyal client base of commercial, agricultural and mining companies, as well as individual accounts. We are pleased that Wayne will be joining United Fuel & Energy to help us grow the business in Arizona.”

About United Fuel & Energy

United Fuel & Energy, located in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of Texas, New Mexico and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which is the Eddins-Walcher Company. Eddins-Walcher has been in business since 1937, has a reputation of reliability with its customers and currently represents the majority of United Fuel’s consolidated revenues. United Fuel intends to continue to expand its business through strategic acquisitions.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).

•	Wholesale fuels and lubricants (to commercial customers).

•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through 20 branch locations and approximately 105 card-lock (unattended) fuel sites. United Fuel currently has approximately 285 full-time employees. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

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